UNITED STATES OF AMERICA

                            before the

                SECURITIES AND EXCHANGE COMMISSION


In the Matter of

Northeast Utilities                                Quarterly
The Connecticut Light and Power Company       Certificate as
Western Massachusetts Electric Company             to Partial
Holyoke Water Power Company                      Consummation
Northeast Utilities Service Company                        of
Northeast Nuclear Energy Company                  Transaction
Rocky River Realty Company
North Atlantic Energy Company
Public Service Company of New Hampshire
Quinnehtuk, Inc.
NU Enterprises, Inc.
Select Energy, Inc.
Northeast Generation Company
Northeast Generation Service Company
Mode 1 Communications, Inc.
Select Energy Services, Inc. (formerly HEC,Inc.)
Yankee Gas Services Company
Yankee Energy Financial Services Company
Yankee Energy Services Company
NorConn Properties, Inc.
Yankee Energy System, Inc.
Select Energy New York, Inc.
E. S. Boulos Company
Woods Electrical Company, Inc.
Woods Network Services, Inc.
Properties, Inc.



Berlin, Connecticut

File No. 70-9755

(Public Utility Holding Company Act of 1935)


     Pursuant to the Public Utility Holding Company Act of 1935 and Rule 24(a) thereunder, Northeast Utilities and its system companies (the "Companies") hereby certify that the Companies issued and sold short-term debt and entered into system money pool transactions all in accordance with the terms and conditions of, and for the purposes represented by, the Application/Declaration filed by the Company is this proceeding and the Securities and Exchange Commission Order dated June 30, 2004.

     The following attachments contain the required information regarding the issuance and sale of short-term debt and system money pool transactions for the third quarter 2004:

ATTACHMENT

1  NORTHEAST UTILITIES SUMMARY SHEET

   NORTHEAST UTILITIES BANK BORROWINGS

2  THE CONNECTICUT LIGHT AND POWER COMPANY
   SUMMARY SHEET

   THE CONNECTICUT LIGHT AND POWER COMPANY
   BANK BORROWINGS

3  WESTERN MASSACHUSETTS ELECTRIC COMPANY
   SUMMARY SHEET

   WESTERN MASSACHUSETTS ELECTRIC COMPANY
   BANK BORROWINGS

4  HOLYOKE WATER POWER COMPANY
   SUMMARY SHEET

5  NORTHEAST NUCLEAR ENERGY COMPANY
   SUMMARY SHEET

6  ROCKY RIVER REALTY COMPANY
   SUMMARY SHEET

7  NORTH ATLANTIC ENERGY COMPANY
   SUMMARY SHEET

8  PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
   SUMMARY SHEET

   PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
   BANK BORROWINGS

9  QUINNEHTUK, INC.
   SUMMARY SHEET

10 NORTHEAST UTILITIES SYSTEM MONEY POOL

11 NU ENTERPRISES, INC.
   SUMMARY SHEET

12 SELECT ENERGY, INC.
   SUMMARY SHEET

13 NORTHEAST GENERATION COMPANY
   SUMMARY SHEET

Page 2

14 NORTHEAST GENERATION SERVICE COMPANY
   SUMMARY SHEET

15 MODE 1 COMMUNICATIONS, INC.
   SUMMARY SHEET

16 SELECT ENERGY SERVICES, INC. (formerly HEC, Inc.)
   SUMMARY SHEET

17 YANKEE GAS SERVICES COMPANY
   SUMMARY SHEET

   YANKEE GAS SERVICES COMPANY
   BANK BORROWINGS

18 YANKEE ENERGY FINANCIAL SERVICES COMPANY
   SUMMARY SHEET

19 YANKEE ENERGY SERVICES COMPANY
   SUMMARY SHEET

20 NORCONN PROPERTIES, INC.
   SUMMARY SHEET

21 YANKEE ENERGY SYSTEM, INC.
   SUMMARY SHEET

22 SELECT ENERGY NEW YORK, INC.
   SUMMARY SHEET

23 E. S. BOULOS COMPANY
   SUMMARY SHEET

24 WOODS ELECTRICAL COMPANY, INC
   SUMMARY SHEET

25 WOODS NETWORK SERVICES, INC.

26 PROPERTIES, INC.

Dated as of September 30, 2004

                              Northeast Utilities Service Company



                              /s/ Randy A. Shoop
                              Assistant Treasurer - Finance


                           ATTACHMENT 1
                              SUMMARY


COMPANY:   Northeast Utilities

PERIOD: July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $13,000,000

THERE WAS $0 OF COMMERCIAL PAPER AND $0 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004:  Invested $126,400,000



                           ATTACHMENT 1
                          BANK BORROWINGS


COMPANY:   Northeast Utilities

PERIOD: July 1, 2004 through September 30, 2004



NAME OF BANK                  $ AMOUNT         DATE SOLD

Union Bank of California      $13,000,000      09/16/04



*REPRESENTING REFINANCING OF MATURING LOANS

DATED September 30, 2004

                                        NORTHEAST UTILITIES

                                        BY /s/ RANDY A. SHOOP

                                        ITS ASSISTANT TREASURER-FINANCE






                           ATTACHMENT 2
                              SUMMARY



COMPANY:  The Connecticut Light and Power Company

PERIOD:  July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                     $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                      $118,000,000

THERE WAS $0 OF COMMERCIAL PAPER AND $0 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004:  Borrowed $46,225,000

                           ATTACHMENT 2
                          BANK BORROWINGS


COMPANY:   The Connecticut Light and Power Company

PERIOD: July 1, 2004 through September 30, 2004



NAME OF BANK                      $ AMOUNT     DATE SOLD

Citibank, N.A.                    $ 5,000,000   06/30/04
Citibank, N.A                     $ 5,000,000   07/01/04
Citibank, N.A                     $ 7,000,000   07/19/04
Citibank, N.A.                    $29,000,000   07/20/04
Citibank, N.A.                    $15,000,000   07/30/04
Citibank, N.A.                    $14,000,000   08/02/04
Citibank, N.A.                    $23,000,000   08/10/04
Citibank, N.A.                    $40,000,000   08/11/04
Citibank, N.A.                    $46,000,000   08/20/04
Citibank, N.A.                    $44,000,000   08/31/04
Citibank, N.A.                    $30,000,000   08/31/04
Citibank, N.A.                    $40,000,000   09/01/04








*REPRESENTING REFINANCING OF MATURING LOANS

DATED September 30, 2004

                                     THE CONNECTICUT LIGHT AND POWER
                                     COMPANY

                                     BY /s/ RANDY A. SHOOP
                                        ITS TREASURER




                           ATTACHMENT 3
                              SUMMARY



COMPANY:  Western Massachusetts Electric Company

PERIOD:  July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004:   Borrowed $34,200,000

                           ATTACHMENT 3
                          BANK BORROWINGS


COMPANY:   Western Massachusetts Electric Company

PERIOD: July 1, 2004 through September 30, 2004



NAME OF BANK                  $ AMOUNT            DATE SOLD

                                -0-




*REPRESENTS REFINANCING OF MATURITY LOANS

DATED September 30, 2004

                           WESTERN MASSACHUSETTS ELECTRIC COMPANY

                           BY  /s/ RANDY A. SHOOP

                              ITS ASSISTANT TREASURER - FINANCE


                           ATTACHMENT 4
                              SUMMARY



COMPANY:  Holyoke Water Power Company

PERIOD:  July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $-0-

THERE WAS NO COMMERCIAL PAPER AND $0 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON September, 2004.

MONEY POOL BALANCE ON September 30, 2004:  Borrowed $-0-



                           ATTACHMENT 5
                              SUMMARY




COMPANY:  Northeast Nuclear Energy Company

PERIOD:  July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $-0-

THERE WAS NO COMMERCIAL PAPER AND $0 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON September, 2004.

MONEY POOL BALANCE ON September 30, 2004: Invested $30,100,000



                           ATTACHMENT 6
                              SUMMARY



COMPANY:  Rocky River Realty Company

PERIOD:  July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $-0-

THERE WAS NO COMMERCIAL PAPER AND $0 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004:  Borrowed $19,700,000


                           ATTACHMENT 7
                              SUMMARY



COMPANY:  North Atlantic Energy Company

PERIOD: July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $-0-

THERE WAS NO COMMERCIAL PAPER AND $0
SHORT-TERM NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004:  Invested $5,300,000



                           ATTACHMENT 8
                              SUMMARY



COMPANY:  Public Service Company of New Hampshire

PERIOD: July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $-0-

THERE WAS NO COMMERCIAL PAPER AND $0
SHORT-TERM NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004: Borrowed $26,400,000


                           ATTACHMENT 8
                          BANK BORROWINGS


COMPANY:   Public Service Company of New Hampshire

PERIOD: July 1, 2004 through September 30, 2004


NAME OF BANK                  $ AMOUNT       DATE SOLD

                                 -0-







*REPRESENTS REFINANCING OF MATURITY LOANS

DATED September 30, 2004

                           PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

                           BY /s/  RANDY A. SHOOP

                           ITS ASSISTANT TREASURER - FINANCE


                           ATTACHMENT 9
                              SUMMARY



COMPANY:  Quinnehtuk, Inc.

PERIOD: July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
SHORT-TERM NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004   Borrowed $2,600,000



                           ATTACHMENT 10


                      SEE ATTACHED DOCUMENTS



                           ATTACHMENT 11
                              SUMMARY


COMPANY:  NU Enterprises, Inc.

PERIOD:  July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
 SHORT-TERM NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004:  Invested $36,700,000



                           ATTACHMENT 12
                              SUMMARY

COMPANY:  Select Energy, Inc.

PERIOD:  July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $13,000,000

THERE WAS $0 OF COMMERCIAL PAPER AND $0
 SHORT-TERM NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004:  Invested $800,000


                           ATTACHMENT 13
                              SUMMARY



COMPANY:  Northeast Generation Company

PERIOD:  July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
SHORT-TERM NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004:  Invested $10,000,000

TEMPORARY CASH INVESTMENTS ON September 30, 2004:  Invested
$28,833,650.30


                           ATTACHMENT 14
                              SUMMARY


COMPANY:  Northeast Generation Service Company

PERIOD:  July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
 SHORT-TERM NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004:  Borrowed $600,000


                           ATTACHMENT 15
                              SUMMARY


COMPANY:  Mode 1 Communications, Inc.

PERIOD:   July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
 SHORT-TERM NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004:  Invested $3,400,000


                           ATTACHMENT 16
                              SUMMARY


COMPANY:  Select Energy Services Inc. (formerly HEC, Inc.)

PERIOD:   July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
 SHORT-TERM NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004:  Borrowed $14,750,000


                          ATTACHMENT 17
                              SUMMARY


COMPANY:  Yankee Gas Services Company

PERIOD:   July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
 SHORT-TERM NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004:  Borrowed $33,200,000




                           ATTACHMENT 17
                          BANK BORROWINGS


COMPANY:   Yankee Gas Services Company

PERIOD: July 1, 2004 through September 30, 2004


NAME OF BANK                  $ AMOUNT         DATE SOLD

                                 -0-



*REPRESENTING REFINANCING OF MATURING LOANS

DATED September 30, 2004

                              Yankee Gas Services Company

                              BY  /s/ RANDY A. SHOOP

                                  ITS ASSISTANT TREASURER-FINANCE



                           ATTACHMENT 18
                              SUMMARY


COMPANY:  Yankee Energy Financial Services Company

PERIOD:   July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
SHORT-TERM NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE September 30, 2004:  Borrowed $3,600,000



                           ATTACHMENT 19
                              SUMMARY


COMPANY:  Yankee Energy Services Company

PERIOD:   July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
SHORT-TERM NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004:  Invested $700,000

                          ATTACHMENT 20
                              SUMMARY



COMPANY:  NorConn Properties, Inc.

PERIOD:   July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
SHORT-TERM NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004:  Borrowed $1,100,000


                           ATTACHMENT 21
                              SUMMARY


COMPANY:  Yankee Energy System, Inc.

PERIOD:   July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
SHORT-TERM NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004: Invested $800,000



                           ATTACHMENT 22
                              SUMMARY


COMPANY:  Select Energy New York, Inc.

PERIOD:   July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
SHORT-TERM NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004: Borrowed $7,000,000


                           ATTACHMENT 23
                              SUMMARY


COMPANY:  E. S. Boulos Company

PERIOD:   July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
SHORT-TERM NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004: $0


                           ATTACHMENT 24
                              SUMMARY


COMPANY:  Woods Electrical Company, Inc.

PERIOD:   July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
SHORT-TERM NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004: Borrowed $3,600,000


                           ATTACHMENT 25
                              SUMMARY


COMPANY:  Woods Network Services, Inc.

PERIOD:   July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
SHORT-TERM NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004: $0


                           ATTACHMENT 26
                              SUMMARY


COMPANY:  Properties, Inc.

PERIOD:   July 1, 2004 through September 30, 2004

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
SHORT-TERM NOTES TO BANKS OUTSTANDING ON September 30, 2004.

MONEY POOL BALANCE ON September 30, 2004: Invested $3,500,000



                     UNITED STATES OF AMERICA

                            before the

                SECURITIES AND EXCHANGE COMMISSION

In the Matter of

Northeast Utilities                           Quarterly
                                            Certificate as
                                             to Partial
                                            Consummation of
                                        Transaction $350 Million
                                        NU Parent Credit Agreement

Berlin, Connecticut

File No. 70-9755

Public Utility Holding Company Act of 1935)


     Pursuant to the Public Utility Holding Company Act of 1935 and Rule 24(a) thereunder, Northeast Utilities hereby certifies that it maintains a $350 Million Credit Agreement dated November 10,
2003 with Union Bank of California, as Administrative Agent.

     As of September 30, 2004, Northeast Utilities had $0 outstanding under this facility.

Dated: September 30, 2004

                              Northeast Utilities


                              /s/ Randy A. Shoop
                              Randy A. Shoop
                              Assistant Treasurer - Finance





                     UNITED STATES OF AMERICA

                            before the

                SECURITIES AND EXCHANGE COMMISSION

In the Matter of


                                                     Quarterly
The Connecticut Light and Power Company            Certificate as
Western Massachusetts Electric Company               to Partial
Public Service Company of New Hampshire           Consummation of
Yankee Gas Services Company                    Transaction $300 Million
                                              Revolving Credit Agreement


Berlin, Connecticut

File No. 70-9755

(Public Utility Holding Company Act of 1935)


     Pursuant to the Public Utility Holding Company Act of 1935 and Rule 24(a) thereunder, The Connecticut Light and Power Company, Western Massachusetts Electric Company, Yankee Gas Services
Company and Public Service Company of New Hampshire hereby certify that they maintain a $300 Million Revolving Credit Agreement dated November 10, 2003 with Citibank, N.A. as Administrative Agent.

      As of September 30, 2004, The Connecticut Light and Power
Company had $0 outstanding, Western Massachusetts Electric Company had $0 outstanding, Yankee Gas Services Company had $0 outstanding, and Public Service Company of New Hampshire had $0 outstanding under this facility.

Dated: September 30, 2004

                          Northeast Utilities


                          /s/ Randy A. Shoop
                          Randy A. Shoop
                          Treasurer - The Connecticut Light and Power
                            Company
                          Assistant Treasurer - Western Massachusetts
                            Electric Company,
                          Yankee Gas Services Company and
                          Public Service Company of New Hampshire